EXHIBIT 23.0

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of
Oriental Financial Group Inc.
San Juan, Puerto Rico

We consent to the incorporation by reference in Registration Statements No. 333-108401 on Form S-3 and No. 333-84473 and 333-57052 on Form S-8 of our report dated September 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to certain reclassifications in the segment reporting note to the 2001 consolidated financial statements to give retroactive effect to the Group’s change in reportable segments) incorporated by reference in the Annual Report on Form 10-K of Oriental Financial Group Inc. for the year ended June 30, 2003.

DELOITTE & TOUCHE LLP

San Juan, Puerto Rico

September 18, 2003

Stamp No. 1924257

affixed to original.